Second Amendment to the
Retail Fund Participation Agreement

This Amendment is made as of this 12th day of October, 2017 to the Retail Fund Participation Agreement dated February 23, 2002 (the “Agreement”) by and between John Hancock Funds, LLC (the “Underwriter”) and Hartford Life Insurance Company (“HLIC”) acting through its Administrator and attorney-in-fact, Massachusetts Mutual Life Insurance Company (“MassMutual”) (the “Company’).

WITNESSETH:

WHEREAS, the Underwriter and the Company desire to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be amended as follows:

1.            The introductory paragraph is modified by deleting the phrase “and John Hancock Investment Trust II - Small Cap Value Fund, a Massachusetts Business Trust (the “Trust”)” and the Trust is hereby removed as a party to the Agreement each provision of the Agreement which references the Trust as a party to the Agreement is hereby modified to reference the Underwriter.

2.            The first three “WHEREAS” clauses of the Agreement are hereby deleted in their entirety and replaced with the following:

“WHEREAS, the Underwriter is the principal underwriter and distributor for each of the John Hancock Funds (the “Funds”) which are identified on the attached Schedule A, which schedule may be modified from time to time by mutual agreement of the parties, each of which is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and whose shares are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Underwriter intends to make available shares of the Funds to the Separate Accounts;”.

3.            Section 1.7 of ARTICLE I is amended by deleting the phrase”, but in no event later than 6:45 p.m. Eastern Time on such Business Day” and inserting “The Underwriter shall use its best efforts within commercially reasonable limits to ensure the forgoing information is made available to the Company prior to 6:45 p.m. on such Business Day.”

3.            ARTICLE I. is hereby amended to add the following new sections:

“1.11 Company shall provide to Underwriter, on behalf of participants (the “Participant(s)”) in the retirement plans as referenced above (the “Plan(s)”), the following services, in accordance with the terms of this Agreement and the Operational Procedures enumerated in Schedule B, attached hereto and incorporated herein by reference:

(a)         maintain separate records for each Participant under the Plans, which records shall reflect the Fund shares purchased and redeemed by the Separate Account for the benefit of Plans and associated balances of such Participants;

(b)        disburse or credit to the Plans all proceeds of redemptions of shares of the Funds owned by the Separate Account for the benefit of Plans and all dividends and other distributions not reinvested by the Separate Account in shares of the Funds;

(c)   prepare and transmit to the Plans and/or Participants, as required by law or the Plans, periodic statements showing the total number of Fund shares owned by the Separate Account for the benefit of Participants as of the statement closing date, purchases and redemptions of Fund shares by the Separate Account for the benefit of Participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested by the Separate Account in Fund shares), and such other information as nay be required, from time to time, by the Plans;

(d)   timely distribute to the Plans and/or Participants, as appropriate, copies of the Funds’ prospectuses, proxy materials, SAIs, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shar holders. JHF shall provide Company with a master copy of such documents and such additional quantity as Company shall reasonably request. Company shall bear the costs of furnishing the materials to Plans and Participants.

1.12       Company agrees to maintain and preserve all records as required by law in connection with providing administrative services for the Plans. Upon the request of the Underwriter, the Company shall: (a) make available copies of all records maintained by Company in the performance of this Agreement as may be reasonably requested by the Underwriter to ensure compliance with the terms of the Agreement and applicable law; (b) provide the Underwriter with an annual attestation of compliance with the terms and conditions of this Agreement and related control procedures; and (c) provide the Fund Parties with a copy of the annual SAS 70 or SOC1 of Company’s recordkeeping system or such other form of systems and procedures controls review with respect to such recordkeeping system and acknowledges that the Underwriter may engage the services of a third party to assist the Underwriter with the review and analysis of any such review provided.

1.13       To the extent Company engages a third party designee to perform any or all of the services describe in this Agreement, Company shall, upon request, provide an annual attestation that Company: (a) maintains, with each designee authorized to receive trade instructions from Plans or their participants and to submit such instructions to Company, an agreement (each a, “Designee Agreement”) which includes a representation from such designee that the designee shall maintain facilities, equipment, and skilled personnel sufficient to perform its responsibilities in a competent manner and in compliance with: (i) all applicable laws, rules, and regulations, including Rule 22c-l(a) of the Investment Company Act of 1940 and NSCC rules and procedures; and (ii) the Funds’ disclosure documents, prospectus and statement of additional information; (b) maintains an oversight program reasonably designed to ensure that each designee is in material compliance with the terms of its Designee Agreement; and (c) is not aware of any material deficiency of any designee’s operational controls or any material breach of any Designee Agreement. Upon request, Company agrees to provide the Underwriter with a copy of each designee’s annual SAS70 or SOC1 of such designee’s recordkeeping system or such other form of systems and procedures controls review with respect to such recordkeeping system and acknowledges that the Underwriter may engage the services of a third-party to assist the Underwriter with the review and analysis of any such review provided. In: addition, Company acknowledges that the engagement of any such third party designee shall not affect Company’s primary responsibility for the performance of the services and the Company agrees to promptly notify the Underwriter in the event Company becomes aware of: (x) any material deficiency of a designee’s operational controls; or (y) any material breach by a designee of such designee’s Designee Agreement that materially impairs its ability to perform its obligations under its Designee Agreement.

1.14       The Underwriter reserves the right, upon reasonable request, to conduct an audit of the Company and its affiliates, as may be necessary, to monitor compliance with the terms of this Agreement and the Funds’ policies regarding the acceptance of orders for purchase or redemption and market timing. Such audit(s) may be conducted by the Underwriter or its agents during normal business hours upon reasonable advance notice to the Company, and at the Underwriter’s expense. This provision shall survive the termination of this Agreement with respect to transactions occurring before such termination.”

6.             Schedule A is deleted in its entirety and replaced with the attached revised Schedule A.

7.             Schedule Bis deleted in its entirety and replaced with the attached revised Schedule B.

8.             Schedule C is deleted in its entirety and replaced with the attached revised Schedule C.

9.             Except as otherwise modified by the terms of this Amendment, the terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

John Hancock Funds, LLC		Hartford Life Insurance Company
By Massachusetts Mutual Life Insurance
Company, Its Administrator

By:	[Redacted]	By:	[Redacted]
Name:	[Redacted]	Name:	[Redacted]
Title:	CFO	Title:	Senior Vice President

SCHEDULE A

Separate Accounts:

Each Separate Account established by resolution of the Board of Directors of the Company under the insurance laws of the State of Connecticut to set aside and invest assets attributable to the Contracts. Currently, those Separate Accounts are as follows:

401 Market:

K, Kl, K2, K3, K4

TK, TKl, TK2, TK3, TK4

VK, VKl, VK2, VK3, VK4

UK, UKl, UK2, UK3, UK4

401

403 and 457 Markets:

DCI, DCII, DCIII, DCIV, DCV, DCVI, 457, 11, UFC, 14

Funds:

Class A shares of the John Hancock New Opportunities Fund(1)

All Class I shares of John Hancock Funds

All Class R shares of the John Hancock Funds

(1)         Class A Shares are only available for subsequent investments by Plans that currently hold open and funded accounts in Class A shares of the Funds that were established prior to January 1, 2013

SCHEDULE B

OPERATIONAL PROCEDURES

I.  NSCC Fund/SERV and Networking

The Underwriter and the Company agree to process transactions through the NSCC Fund/SERV system (“Fund/SERV”) and Networking program and the following provisions of this Schedule B shall apply with respect to such transactions:

A.         GENERAL PROVISIONS.

1.             General. All accounts opened and maintained and all orders for the purchase and redemption of Shares through Fund/SERV and/or Networking will be governed by (a) the applicable NSCC rules and procedures; (b) the Agreement and this Schedule B; and (c) any other written instructions Underwriter may provide to Company from time to time. For avoidance of doubt, the Underwriter and the Company intend to participate in Fund/SERV pursuant to NSCC’s operating procedures for Defined Contribution Clearance & Settlement (“DCC&S”).

2.            Fund/SERV. On each day that the NYSE is open for regular trading on which the Funds determine their per Share net asset values (“Business Day”), the Underwriter shall accept and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions submitted electronically by the Company through Fund/SERV without supporting documentation from the Plans and/or Participants. The Company certifies that all instructions received by the Company prior to the Close of Trading on any Business Day (“Day l”) will be transmitted by the Company in the form of a net order to the Underwriter or its designee through Fund/SERV in the manner and within the time frame permitted by NSCC Fund/SERV rules on the next following Business Day (“Day 2”). instructions received by the Company at or after the Close of Trading on Day 1 will be transmitted by the Company in the form of a net order to the Underwriter, or its designee through Fund/SERV in the manner and within the time frame permitted by NSCC Fund/SERV rules on the next Business Day (“Day 3”). Trade, registration, and if applicable, broker/dealer information provided by the Company to the Underwriter through Fund/SERV and pursuant to the Agreement and this Exhibit B shall be accurate, complete and in the format prescribed by the NSCC. All instructions by the Company regarding each Fund/SERV account shall be true and correct and will have been duly authorized by the Plans. Copies of such instructions will be maintained by the Company and furnished to the Underwriter upon our written request. The Company shall adopt, implement, and  maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Company. For each Fund/SERV transaction, including transactions establishing a Plan account with the Underwriter, the Company shall provide the Underwriter with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

3.            Networking. If Company participates in Networking, the Company agrees that, in addition to the terms stated in the Agreement, the Company will timely provide the Underwriter with information regarding adverse claims, governmental and legal inquiries and correspondence relating to Plan accounts that is necessary to facilitate proper handling of such claims, inquiries or correspondence by the Underwriter (such as the placement of restrictions on the redemption, transfer or exchange of

Shares or disclosure of the Company’s control of the accounts). The Company also agrees that it will, on behalf of each Fund, report to Participants all information which is required to be reported by the Fund on Participant confirmations or otherwise under any applicable statute, rule or regulation or under the terms of the Prospectus, or which is provided by the Underwriter, the Fund, or the Fund’s adviser to the Company for reporting to Participants. The Company represents that all Company instructions, communications and actions regarding Networked accounts, will be accurate and complete. The Company will obtain and maintain, and upon request provide to us, for each Networking account all forms, applications, waivers, exemptions, certifications or other documents or information required by applicable laws, rules or regulations including, without limitation, state and federal securities and tax laws, rules and regulations.

B.        OPERATIONAL PROVISIONS.

The Company agrees to the following operational procedures and requirements and any additional written instructions that may be provided to it by the Underwriter from time to time:

1.           Trading. If the Company elects to use the defined contribution platform for retirement plan trading, the Company will transmit DCC&S trades to the NSCC by the Fund’s stated deadline (currently 7:00 A.M. ET, cycles 1-8) on the day following trade date (“T+l”). If the Company misses the transmission deadline for a DCC&S trade, or fails to initiate a price protected trade, and does not notify the Underwriter of that failure, any resulting as-of loss shall be the Company’s sole responsibility.) If the NSCC platform is unavailable,  trades will be transmitted on T+1 via facsimile to the Underwriter by 9:00 a.m. ET (the “Applicable Cut-Off Time”) and processed accordingly. The Company is solely responsible for notifying the Underwriter by phone prior to sending the faxes in order that the Underwriter may price protect these trades. The Underwriter cannot guarantee price protection for any trades received via fax or phone after the Applicable Cut-Off Time. The Company shall accept any losses for such as-of faxed transactions transmitted after the Applicable Cut-Off Time and will promptly pay each Fund for any loss incurred to the Fund as a result of the as/of transaction upon written notice of such loss.

2.             Settlement. For purposes of wire transfers, the Company shall net purchase and redemption activity across all Funds occurring on the same day. Monies for all trades processed through the NSCC shall be settled as part of the NSCC cash settlement on T+1. For manual adjustments, if the cash value of the net activity across all Funds results in monies due to the Underwriter, then the Company shall initiate a wire transfer to the Underwriter by the close of the Fed on Trade Date plus one (“T+l”). If for any reason a wire is not received, the receiving party is responsible for notifying the sender of this problem by 12:00 p.m. E.T. on TD+2. If any wire is not received on the Business Day such wire was required to be initiated and it is determined that the sending party was negligent in initiating the wire, then the sending party shall compensate the receiving party for the amount of such wire plus associated bank penalties.

3.             Trade Rejections. The Company will report to the Underwriter by phone any  rejected  trades  by T+1, prior to the Applicable Cut-Off Time in order that Shares may be reserved (price protected) at that trade date’s price. The Company shall be responsible for any loss to the Fund(s) due to failure to timely report rejected trades and shall promptly pay each Fund for any such loss. If there is a NSCC redemption reject that must be processed manually, payment will be made to the Company in as timely a manner as possible, as outlined in the Prospectus.

4.             Trade Corrections. Processing errors which result from any delay or error caused by the Company will be adjusted outside the Fund/SERV system on an as-of basis upon written receipt of a medallion guaranteed letter of instruction from the Company. The cost to the Fund or the Underwriter of such transactions shall be borne by the Company. The Underwriter should be notified of any trade corrections in writing by the Applicable Cut-Off Time in order to be price protected for the previous day’s price. Instructions should be on firm letterhead and be signed by an authorized person and include a medallion guarantee. The Company shall be responsible for any loss to the Fund(s) caused by the correction and shall promptly pay each Fund for any such loss upon notification of such loss.

5.              Exchanges. The Company will pass all exchange activity performed within the John Hancock Group of Funds, as exchanges through the NSCC, not as buys and sells.

6.             Price Communication. On every Business Day, the Company will receive prices and in the case of fixed income or money market funds, the daily accrual of the interest rate factor from the NSCC’s Mutual Fund Profile System. The Underwriter shall use its best efforts within commercially reasonable limits to ensure the forgoing information is made available to the Company prior to  6:45 p.m. each Business Day.

7.             Cash Dividends. For each account in which cash dividends are received by the Company from the Funds or the Underwriter for payment to Plans and/or Participants, the Company shall be solely responsible for ensuring that all cash dividends received by the Company are paid to Plans and/or Participants in a timely manner. The Company shall be solely responsible for any liabilities arising from such cash dividend payments reported by Plans and/or Participants as lost, stolen, materially altered, or forged.

8.             Overpayments. In the event any overpayment is made to the Company by the Underwriter, the Company shall promptly repay such overpayment to the Underwriter after being provided with notice of such overpayment. In the event any overpayment is made to the Underwriter by the Company, the Underwriter shall promptly repay such overpayment to the Company after receiving notice of such overpayment.

II. Facsimile Instructions

The Underwriter shall accept instructions from the Company in connection with liquidation, exchange, transfers, trade correction, wire order purchases and account maintenance requests in Plan accounts without providing to the Underwriter the supporting Plan or Participant information. The Company represents and warrants to the Underwriter, JHF and the Funds that all such requests have been properly authorized by the applicable Plans and/or Participants.

III. Participant Information

In accordance with Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”) the following shall apply:

1.            Agreement to Provide Information. The Company agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all Participant(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with Participant(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request.

(a)        Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(b)        Form and Timing of Response. The Company agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event, not later than ten (10) business days after receipt of a request. If the requested information is not on the Company’s books and records, the Company agrees to: (i) provide or arrange to provide to the Fund the requested information from Participants who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, the Company agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(c)          Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Company.

2.             Agreement to Restrict Trading. The Company agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Participant that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(a)        Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of Participant(s) or account(s) or other agreed upon information to which the instruction relates.

(b)       Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company.

(c)         Confirmation by the Company. The Company must provide written confirmation to the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.            Definitions. For purposes of this Section 3 “Participant Information” of this Exhibit B:

(i)            The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.*

• As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

(b)        The term “Shares” means the interests of Participants corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Company.

(c)         The term “Participant” means the beneficial owner of Shares, whether the Shares are held directly or by Company in nominee name.

(d)        The term “written” includes electronic writings and facsimile transmissions.

(e)         The term “indirect intermediary” has the same meaning as in SEC Rule 22c-2.

Schedule C

Compensation

I.                                       Participant Recordkeeping Service Fee:

A.                                   John Hancock New Opportunities Fund - Class A Shares.                    20 bps annually

B.                                 Class R Shares. The Fund(s) will pay a participant recordkeeping service fee to the Company in the amounts set forth below, subject to the availability of such fees as set forth in the prospectus of each Fund:

R1 Shares:	25 bps annually
R2 Shares:	25 bps annually
R3 Shares:	15 bps annually
R4 Shares:	10 bps annually
RS Shares:	5 bps annually
R6 Shares:	n/a

C.                                  Class I Shares. 10 bps annually

D.                                  The Participant Recordkeeping Service Fee will be calculated by taking the average daily net asset value, multiplied by the number of basis points noted above (.0x percent), divided by the days in the year, and then multiplied by the days in the respective quarter.

II.                                 Rule l 2b-1 Distribution and Service Fee.

In consideration for the distribution and marketing services provided by the Company, the Underwriter agrees to pay to the Company the applicable 12b-l Distribution and Service Fee pursuant to the 12b-l Plan of each Fund as set forth in the Fund’s prospectus based on  the average aggregate amount invested by the Company’s Separate Account in the Fund. This payment will start quarterly in arrears and will be paid quarterly within thirty (30) days of receiving an invoice from Company.

III.                            Invoices.

Company will send JHF an invoice for Participant Recordkeeping Service Fees detailing by Fund and share class: the account name, number of participants, each applicable fee and the three-month, month-end average account balance within 30 days of the calendar quarter. The invoice will be paid within 30 days of receipt based upon the agreed upon fees described in Section I above.

Invoice Billing:	[Redacted] John Hancock Funds, LLC 601 Congress Street - 6th Floor Boston, MA 02201

Company Wire Instructions:

The parties agree that the Participant Recordkeeping Service Fees paid under this Agreement are for services only and do not constitute payment in any manner for investment advisory or distribution services.